Exhibit 5.1

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

December 7, 2016

Rexnord Corporation

247 Freshwater Way, Suite 300,

Milwaukee, WI 53204

Ladies and Gentlemen:

We have acted as counsel to Rexnord Corporation, a Delaware corporation (the “Company”), in connection with the offering by the Company of an aggregate of 8,050,000 depositary shares (the “Depositary Shares”), each representing a 1/20th interest in a share of the Company’s 5.75% Series A Mandatory Convertible Preferred Stock, $0.01 par value per share (the “Preferred Stock”) and, together with the Depositary Shares, the “Securities”), pursuant to the Registration Statement on Form S-3ASR, as amended (File No. 333-193610) (the “Registration Statement”) and the Prospectus Supplement dated December 1, 2016 (the “Prospectus Supplement”) each filed under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”) and in accordance with the Underwriting Agreement, dated December 1, 2016 (the “Underwriting Agreement”), among the Company and Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc., as representatives of the several underwriters named therein (the “Underwriters”) and the Deposit Agreement, dated December 7, 2016, entered into among the Company, American Stock Transfer & Trust Company, LLC, as depositary, and the holders from time to time of the Depositary Shares (the “Deposit Agreement”). Pursuant to the Certificate of Designations (as defined below), shares of the Preferred Stock are convertible into shares of common stock of the Company, par value $0.01 per share (the “Conversion Shares”) and, subject to the provisions of the Certificate of Designations, dividends payable on the Preferred Stock may under certain circumstances be paid in shares of common stock of the Company, par value $0.01 per share (the “Dividend Shares”).

In connection with this opinion letter, we have examined the Registration Statement, the Prospectus Supplement, the Underwriting Agreement, the resolutions adopted by the Company’s board of directors (the “Board”) on November 22, 2016 and the offering committee on December 1, 2016, the Deposit Agreement, the Amended and Restated Certificate of Incorporation of the Company, the Bylaws of the Company, the Certificate of Designations dated December 7, 2016 establishing the preferences, limitations and relative rights of the Preferred Stock (the “Certificate of Designations”) and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Rexnord Corporation

December 7, 2016

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and subject to compliance with applicable state securities laws, we are of the opinion that:

1. The shares of the Preferred Stock have been duly authorized and, when issued in the manner provided in the Certificate of Designations, the Deposit Agreement and the Underwriting Agreement, such shares of Preferred Stock will be validly issued, fully paid and non-assessable.

2. The Deposit Agreement and the issue and sale of the Depositary Shares have been duly authorized by all necessary corporate action of the Company and, when issued and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, such Depositary Shares will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except that (a) such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general and (b) the remedies of specific performance and injunctive and other forms of injunctive relief may be subject to equitable defenses.

3. When the Conversion Shares issuable upon the conversion of the Preferred Stock have been issued and delivered in the manner provided in the Certificate of Designations, such Conversion Shares will be validly issued, fully paid and non-assessable.

4. The Dividend Shares payable on the Preferred Stock, when duly authorized, issued and delivered in the manner provided in the Certificate of Designations and the Deposit Agreement, will be validly issued, fully paid and non-assessable.

With your consent, we have assumed that the Deposit Agreement constitutes the valid, binding and enforceable obligation of the parties thereto other than the Company, enforceable against the parties in accordance with its terms.

The opinions expressed herein is limited to the laws of the State of New York and the Delaware General Corporation Law and we express no opinion with respect to the laws of any other state or jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the base prospectus included in the Registration Statement and the Prospectus Supplement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP